Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
March 11, 2008
LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2007
MINNEAPOLIS — March 11, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the fourth quarter and fiscal year ended December 30, 2007 (“2007”). The Company completed a successful year with the opening of the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians (“Pokagon Band”) in New Buffalo, Michigan, and the start of construction on the casino project for the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”) near Sacramento, California.
Consolidating summary results for fourth quarter of 2007 compared to consolidating summary results for the fourth quarter of the fiscal year ended December 31, 2006 (“2006”) for Lakes Entertainment, Inc. and WPT Enterprises, Inc. (“WPTE”), Lakes’ majority-owned subsidiary, follow:

	Quarter ended			Quarter ended
	December 30, 2007			December 31, 2006
($ in thousands, except per share)	Lakes	WPTE	Consolidated	Lakes	WPTE	Consolidated

Total revenues	$3,249	$5,096	$8,345	$202	$5,911	$6,113
Selling, general and admin expense	$4,617	$5,688	$10,305	$3,970	$4,477	$8,447
Net unrealized gain (loss) on notes rec.	$(1,275)	$—	$(1,275)	$12,813	$—	$12,813
Earnings (loss) from operations	$(4,417)	$(2,308)	$(6,725)	$7,727	$(638)	$7,089
Net earnings (loss) — common	$(4,786)	$(1,804)	$(6,590)	$5,747	$(1,081)	$4,666
Earnings (loss) per common share — diluted			$(0.27)			$0.19
Consolidating summary results for the full year of 2007 compared to consolidating summary results for the prior year ended December 31, 2006 for Lakes and WPTE follow:

	Year ended			Year ended
	December 30, 2007			December 31, 2006
($ in thousands, except per share)	Lakes	WPTE	Consolidated	Lakes	WPTE	Consolidated

Total revenues	$6,740	$21,712	$28,452	$611	$29,261	$29,872
Selling, general and admin expense	$17,764	$22,318	$40,082	$16,862	$18,374	$35,236
Net unrealized gain on notes rec.	$7,229	$—	$7,229	$51,724	$—	$51,724
Earnings (loss) from operations	$(7,301)	$(11,482)	$(18,783)	$33,884	$315	$34,199
Net earnings (loss) — common	$(5,415)	$(9,633)	$(15,048)	$12,071	$7,769	$19,840
Earnings (loss) per common share — diluted			$(0.63)			$0.80
Commenting on fourth quarter and full year results, Lyle Berman, Chief Executive Officer of Lakes, stated, “Significant Company milestones were reached during 2007 as we opened the Four Winds Casino Resort for the Pokagon Band and also began construction on the casino project for the Shingle Springs Tribe. We are proud to be associated with all of our tribal partners and look forward to the start of the Ioway Casino Resort in Oklahoma and the Jamul Casino project outside of San Diego. We remain committed to the successful development of all of our casino projects and we look forward to continued Company progress during 2008.”
Tim Cope, President and Chief Financial Officer of Lakes stated, “The Four Winds Casino Resort is unique in its market and has quickly established a very strong customer following.

Although the entire market was adversely impacted by severe weather conditions during December, our priority is to maintain and capitalize on the positive momentum we have generated at this property. In addition, we are very pleased with the progress of construction at Shingle Springs, which continues to be on schedule and within budget. We are looking forward to the opening of this project in late 2008.”
Fourth Quarter Results
Lakes Entertainment reported consolidated fourth quarter 2007 revenues of $8.3 million, up 36.5% from the prior year period. Lakes’ revenue was boosted by a $3 million increase in management, consulting and development fees, driven by a full quarter contribution from the Four Winds Casino Resort, which is owned by the Pokagon Band, compared to no contribution from Four Winds Casino Resort in the fourth quarter of 2006. License fee income from WPTE related to the World Poker Tour television series (“WPT”) was down $2.0 million year-over-year to $3.1 million, primarily due to the delivery of fewer episodes in the fourth quarter of 2007 versus the fourth quarter of 2006.
Consolidated selling, general and administrative expenses were up $1.9 million from the prior-year period to $10.3 million due primarily to WPTE’s launch of Season I of the WPTE’s Traktor Poker Tour in China as well as higher costs preparing for the launch of ClubWPT.com. Contributing to the increase in selling, general and administrative expenses were additional costs associated with increased development and management activities related to Lakes’ Indian casino projects. For the fourth quarter of 2007, Lakes’ selling, general and administrative expenses consisted primarily of payroll and related expenses of $2.7 million including stock compensation expense for all share-based payment awards, travel-related costs of $0.6 million and professional fees of $1.1 million.
Other costs and expenses in fourth quarter 2007 included amortization of intangible assets of approximately $1.7 million associated with the casino project with the Pokagon Band which commenced upon the opening of the Four Winds Casino Resort in August 2007.
Net realized and unrealized gains and losses on notes receivable relate primarily to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value, based upon the current status of the related tribal casino projects. In the fourth quarter of 2007, net unrealized losses on notes receivable were $1.3 million, compared to net unrealized gains of $12.8 million in the prior-year period, as most of the gains in the fourth quarter of 2006 were related to the casino development project with the Pokagon Band. Net unrealized losses in the current year quarter related primarily to an increase in the discount rate associated with the casino development project with the Jamul Indian Village (“Jamul Tribe”) due to a decrease in estimated operating results from the casino operation once open.
As previously announced, during March 2007, Lakes contracted with a group of investors for their participation in the loans made by Lakes to the Pokagon Band (and assumed by the Pokagon Gaming Authority) at an agreed upon price of 98% of the face value of the loans as of the settlement date. Accordingly, as of December 31, 2006, the Pokagon Band notes receivable were adjusted to the negotiated participation price, which resulted in unrealized gains during the fourth quarter of 2006. This participation arrangement was accounted for as a sale during 2007. The sale did not have any effect on Lakes’ management agreement for the Four Winds Casino Resort.
Lakes reported a consolidated operating loss for the fourth quarter of $6.7 million, a decline of $13.8 million from the prior-year period, mainly due to the decrease in net unrealized gains on notes receivable, while net loss for the quarter was $6.6 million, down from net earnings of $4.7 million in the fourth quarter of 2006. Loss applicable to common shareholders per fully diluted share was $0.27, versus earnings applicable to common shareholders of $0.19 per fully diluted share in the prior year period.
Full Year Results
Consolidated revenue for the full year 2007 totaled $28.5 million, compared to $29.9 million for the full year 2006. Revenue for both years was derived primarily from the operations of WPTE. WPTE-related revenue was $21.7 million for 2007 compared to $29.3 million for 2006. The decrease in revenue related primarily to the delivery of no episodes of the Professional Poker Tour television series (“PPT”) during 2007 compared to the delivery of 24 episodes of the PPT during 2006.
Revenue for 2007 also included management fees from the Cimarron Casino in Oklahoma, which is owned by the Iowa Tribe of Oklahoma, and management fees for approximately five months of operations from the Four Winds Casino Resort, which opened to the public on August 2, 2007. The combined management fees were $6.6 million for 2007. Management and consulting fees for 2006 were $0.6 million.
Net realized and unrealized gains on notes receivable were $7.2 million and $51.7 million for 2007 and 2006, respectively. During 2007, net unrealized gains on notes receivable resulted primarily from favorable events occurring during 2007 related to the casino project with the Shingle Springs Tribe, which increased the estimated fair value of the related notes receivable. As previously announced, during June 2007, an affiliate of the Shingle Springs Tribe closed on a $450 million senior note financing to fund the casino project in Shingle Springs, California and construction on the project began during the second quarter of 2007. Partially offsetting the unrealized gains associated with the Shingle Springs project were unrealized losses associated with the casino development project with the Jamul Tribe. As discussed above, the decrease in estimated fair value of the notes receivable from the Jamul Tribe related primarily to an increase in the discount rate due to a decrease in estimated operating results from the casino operation once open.
Of the $51.7 million in net unrealized gains on notes receivable during 2006, approximately $36.0 million was related to the casino development project with the Pokagon Band. The unrealized gains on the Pokagon Band notes receivable resulted from a combination of favorable events occurring during 2006, as well as the sale of the Pokagon notes receivable discussed above.
Consolidated selling, general and administrative expenses were $40.1 million in 2007 compared to $35.2 million in 2006. Approximately $4.1 million of the increase related to WPTE and was primarily due to WPTE’s efforts to develop their online gaming business, including costs to develop infrastructure prior to entering into an agreement with Cryptologic and headcount costs associated with WPTE’s Israel operations. Increases were also associated with the development of the Traktor Poker Tour in China and infrastructure and development costs associated with WPTE’s non-gaming website at Worldpokertour.com and ClubWPT.com.
The remaining increase of $0.8 million related to additional costs associated with increased development and management activities related to Lakes’ Indian casino projects. For 2007, Lakes’ selling, general and administrative expenses consisted primarily of payroll and related expenses of $10.3 million including stock compensation expense for all share-based payment awards, travel-related costs of $2.5 million and professional fees of $3.3 million.
Other costs and expenses for 2007 included amortization of intangible assets of approximately $2.8 million associated with the casino project with the Pokagon Band.
The operating loss for the full year 2007 was $18.8 million, down $53 million from the prior year, mainly due to the lower unrealized gains on notes receivable, while net loss applicable to common shareholders for 2007 was $15.0 million, down from net earnings applicable to common shareholders of $19.8 million in 2006. Loss applicable to common shareholders per fully diluted share was $0.63, versus earnings applicable to common shareholders of $0.80 per fully diluted share in the prior year period.
Liquidity and Balance Sheet
As of December 30, 2007, the Company had $9.2 million in cash and cash equivalents. Of this amount $5.3 million related to Lakes and $3.9 million related to WPTE. As of December 30, 2007, the Company had $53.5 million in short-term investments in marketable securities of which $30.5 million related to Lakes and $23.0 related to WPTE. All of Lakes’ short-term investments in marketable securities and $7.8 million of WPTE’s short-term investments in marketable securities were auction rate securities (“ARS”). The types of ARS investments that the Company owns are backed by student loans, the majority of which are guaranteed under the Federal Family Education Loan Program (FFELP), and all had credit ratings of AAA or Aaa when purchased. Neither Lakes nor WPTE own any other type of ARS investments. None of our investments in ARS qualify, or have ever been classified in our financial statements, as cash or cash equivalents.
The interest rates on these ARS are reset every 7 to 35 days by an auction process. Historically, these types of ARS investments have been highly liquid. As a result of the recent liquidity issues experienced in the global credit and capital markets, in February and March of 2008, auctions for ARS investments backed by student loans — including auctions for the ARS investments held by Lakes and WPTE — failed. An auction failure means that the amount of securities submitted for sale exceeds the amount of purchase orders, and the parties wishing to sell the securities are instead required to hold the investment until a successful auction is completed. The ARS investments continue to pay interest in accordance with the terms of the underlying security; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. Account statements for February 2008 received from the firms managing our investments indicated no decrease in the fair-value of these securities and that the underlying credit quality of the assets backing our ARS investments have not been impacted by the reduced liquidity of these ARS investments. As a result of these recent events, both Lakes and WPTE are in the process of evaluating the extent of any impairment in its ARS investments resulting from the current lack of liquidity; however, we are not yet able to quantify the amount of possible impairment, if any, that may occur in the foreseeable future. Lakes currently expects to be able to obtain funds in order to fulfill its potential future liquidity needs if it is unable to liquidate its ARS investments by mid-2008 as needed, and is exploring several financing alternatives. WPTE does not believe that any lack of liquidity during the next twelve months relating to this matter will have an impact on its ability to fund its operations.
Lakes also had $78.8 million in notes receivable from Indian tribes adjusted to their estimated fair value as of December 30, 2007. The corresponding face value of these notes, including accrued interest was $115.0 million. As of December 30, 2007, the Company had no interest-bearing long-term debt, and had $7.3 million in long-term contract acquisition costs payable.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. In addition, Lakes has announced plans to develop a Company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including WPTE’s significant dependence on the GSN as a current source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 30, 2007	December 31, 2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents (balances include $3.9 million and $8.4 million of WPT Enterprises, Inc.)	$9,248	$9,759
Restricted cash	—	12,738
Investments in marketable securities (balances include $23.0 million and $24.3 million of WPT Enterprises, Inc.)	53,546	52,901
Accounts receivable	3,570	2,963
Other current assets	3,028	2,706

Total current assets	69,392	81,067

Property and equipment, net	16,633	17,460

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	78,795	164,308
Land held for development	7,631	16,790
Intangible assets , net of accumulated amortization of $2.8 million at December 30, 2007	65,910	54,279
Other	5,176	8,450

Total long-term assets related to Indian casino projects	157,512	243,827

Other assets:
Investments in marketable securities	4,200	6,962
Investments	2,923	2,923
Deferred tax asset	4,878	6,248
Debt issuance costs	—	1,972
Other long-term assets	563	717

Total other assets	12,564	18,822

Total assets	$256,101	$361,176

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable	$1,559	$5,345
Income taxes payable	16,272	14,593
Accrued payroll and related costs	2,788	2,480
Deferred revenue	2,870	4,740
Current portion of contract acquisition costs payable, net of $1.2 million discount	1,903	—
Other accrued expenses	2,074	2,191

Total current liabilities	27,466	29,349

Long-term Liabilities:
Long-term debt, net of unamortized discount of $0.9 million	—	104,471
Contract acquisition costs payable, net of $2.5 million discount	7,342	—
Warrant liability	—	5,816

Long-term liabilities	7,342	110,287

Total liabilities	34,808	139,636

Commitments and contingencies

Minority interest in subsidiary	13,995	16,764

Shareholders’ equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 issued and outstanding at December 30, 2007 and December 31, 2006, respectively	45	45
Common stock, $.01 par value; authorized 200,000 shares; 24,516 and 22,949 issued and outstanding at December 30, 2007, and December 31, 2006, respectively	245	229
Additional paid-in capital	190,228	171,710
Retained earnings	16,766	33,250
Accumulated other comprehensive earnings (loss)	14	(458)

Total shareholders’ equity	207,298	204,776

Total liabilities and shareholders’ equity	$256,101	$361,176

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Revenues:
License fee income	$3,075	$5,120	$15,609	$23,220
Host fees, sponsorship, online gaming and other	2,040	783	6,198	6,097
Management, consulting and development fees	3,230	210	6,645	555

Total revenues	8,345	6,113	28,452	29,872

Costs and expenses:
Selling, general and administrative	10,305	8,447	40,082	35,236
Production costs	1,630	1,982	8,224	10,316
Loss on abandonment of online gaming assets	—	—	2,270	—
Net impairment losses	—	1,223	331	1,223
Amortization of intangible assets related to Indian casino projects	1,681	—	2,806	—
Depreciation and amortization	179	185	751	622

Total costs and expenses	13,795	11,837	54,464	47,397

Net realized and unrealized gains (losses) on notes receivable	(1,275)	12,813	7,229	51,724

Earnings (loss) from operations	(6,725)	7,089	(18,783)	34,199

Other income (expense):
Interest income	938	1,113	8,552	3,411
Interest expense, related party	—	—	—	(137)
Interest expense, other	(305)	(4,328)	(951)	(9,328)
Amortization of debt issuance costs	—	(140)	(95)	(590)
Loss on extinguishment of debt	—	—	(3,830)	(6,821)
Gain on sale of investment	—	—	—	10,216
Other	17	(7)	95	76

Total other income (expense), net	650	(3,362)	3,771	(3,173)

Earnings (loss) before income taxes, equity in loss of unconsolidated investees and minority interest in net (earnings) loss of subsidiary	(6,075)	3,727	(15,012)	31,026
Income taxes	1,217	(525)	2,329	8,217

Earnings (loss) before equity in loss of unconsolidated investees and minority interest in net (earnings) loss of subsidiary	(7,292)	4,252	(17,341)	22,809
Equity in loss of unconsolidated investees, net of tax	—	(3)	—	(3)

Earnings (loss) before minority interest in net (earnings) loss of subsidiary	(7,292)	4,249	(17,341)	22,806
Minority interest in net (earnings) loss of subsidiary	702	417	3,737	(2,966)

Net earnings (loss)	(6,590)	4,666	(13,604)	19,840

Stock warrant inducement discount	—	—	1,444	—

Net earnings (loss) applicable to common shareholders	(6,590)	4,666	(15,048)	19,840

Earnings (loss) applicable to common shareholders per share — basic	$(0.27)	$0.20	$(0.63)	$0.87

Earnings (loss) applicable to common shareholders per share — diluted	$(0.27)	$0.19	$(0.63)	$0.80

Weighted-average common shares outstanding — basic	24,513	22,933	23,948	22,773

Dilutive effect of common stock equivalents	—	2,195	—	1,881

Weighted-average common shares outstanding — diluted	24,513	25,128	23,948	24,654